Exhibit 10.12

EXECUTION VERSION

Professional Services Agreement

This Professional Services Agreement (this “Agreement”) is made as of June 1, 2011, by and between Permira Advisers L.L.C. (“Permira”) and BakerCorp International, Inc. (the “Company”). Certain capitalized terms used herein are defined in Section 10 below.

WHEREAS, the Company is party to an Agreement and Plan of Merger, dated as of April 12, 2011 (the “Merger Agreement”), by and among the B-Corp Holdings, Inc. (to be renamed BakerCorp International Holdings, Inc.) (“Holdings”), B-Corp Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“MergerSub”), the Company and Lightyear Capital LLC, solely in its capacity as stockholder representative, pursuant to which Merger Sub will merge with and into the Company;

WHEREAS, Permira has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company, its subsidiaries and their businesses; and

WHEREAS, the Company desires to avail for themselves and their subsidiaries, for the term of this Agreement, of Permira’s expertise in providing financial and structural analysis, due diligence investigations, corporate strategy, other advice and negotiation assistance, which the Company believes will be beneficial to it and its subsidiaries, and Permira wishes to provide the services to the Company as set forth in this Agreement in consideration of the payment of the fees described below.

NOW, THEREFORE, the parties agree as follows:

1. Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in the immediately following sentence) on the earliest to occur of (a) the consummation of an IPO, (b) termination by Permira upon 30 days written notice to the Company, (c) a sale, disposal, transfer or other disposition in one or more transactions (whether directly or indirectly through a merger or other combination) by the Permira Stockholders to any Person or Group that is not an Affiliate of any of the Permira Stockholders of more than 50% of the shares of Common Stock of the Company held by the Permira Stockholders immediately following the Effective Time and (d) the tenth anniversary of the date hereof (the “Term”); provided, however, that if no IPO has been consummated prior to the tenth anniversary, the Term shall be automatically extended thereafter on a year to year basis unless (i) the Company provides written notice to Permira of its desire to terminate this Agreement or (ii) Permira provides written notice to the Company of its desire to terminate this Agreement, in each case, 30 days prior to the expiration of the Term or any extension thereof; or at such time as an IPO is consummated. The provisions of Sections 3(d), 3(e), 6, 7, 8, 10, 16 and 17 and obligations to pay any outstanding unpaid fees hereunder and accrued interest thereon shall survive the termination of this Agreement.

2. Services. Permira shall perform or cause to be performed such services for the Company and its subsidiaries as mutually agreed by the Company and Permira (the “Advisory Services”), which may include, without limitation, the following:

(a) general advisory and management services;

(b) business development functions, including identification, support, negotiation and analysis of acquisitions and dispositions by the Company and its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resource functions, including searching, identifying and hiring of executives and directors; and

(g) other services for the Company and its subsidiaries upon which the Company and Permira agree.

3. Advisory Fee.

(a) In consideration of Permira’s undertaking to provide the Advisory Services hereunder, the Company shall pay Permira or one or more of its designees an annual advisory fee (the “Advisory Fee”) in an aggregate amount for each fiscal year equal to $500,000 payable in arrears in quarterly installments (based on twelve 30-day months), for the period beginning on the date hereof and ending upon the termination of this Agreement as provided in Section 1 hereof. The Advisory Fee shall be payable by the Company whether or not the Company actually requests that Permira provide the Advisory Services.

(b) (i) the first installment of the Advisory Fee, for the period beginning on the date hereof and ending June 30, 2011, shall be payable on June 30, 2011 (unless otherwise directed by Permira) in an amount equal to $125,000 multiplied by a fraction (A) the numerator of which is the actual number of days from and including the date hereof to and including June 30, 2011 and (B) the denominator of which is 90, and (ii) the second installment of the Advisory Fee, for the period beginning on July 1, 2011 and ending on September 30, 2011, shall be payable on September 30, 2011 (unless otherwise directed by Permira) in an amount equal to $125,000.

(c) Except as otherwise provided in Section 3(d) hereof, all subsequent payments of the Advisory Fee shall be in quarterly installments, payable in arrears on March 31, June 30, September 30 and December 31 of each year, in an amount equal to $125,000.

(d) Upon the consummation of an IPO, the Company shall be obligated to pay to Permira or one or more of its designees an amount equal to any accrued but unpaid Advisory Fee for the period during which such IPO is consummated.

(e) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Advisory Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company or any of its subsidiaries financing agreements (a

“Default”); provided, however, that the Company shall be obligated to pay any accrued Advisory Fees deferred under this Section 3(f)(i) to the extent that such payment would not constitute a Default or (ii) Permira instructs the Company not to pay all or any portion of the Advisory Fee during any fiscal year. Interest will accrue on all due and unpaid Advisory Fees not paid pursuant to clause (i) of the preceding sentence at the Default Rate until such Advisory Fees are paid, and such interest shall compound annually. The “Default Rate” shall be LIBOR (as such term is defined in the Company’s financing agreements) plus 8% per annum.

(f) In addition to the Advisory Fee, the Company shall reimburse Permira, promptly upon request together with reasonable supporting documentation thereof, for (i) all reasonable out-of-pocket expenses incurred by Permira in connection with Permira’s obligations hereunder, including, but not limited to travel and lodging expenses and (ii) all reasonable out-of-pocket expenses of any consultants, legal counsel, subcontractors and other third parties in connection with Permira’s obligations hereunder incurred by Permira (such reimbursement of expenses pursuant to this Section (f)(ii) to be reasonably approved by the Chief Executive Officer of the Company).

4. Transaction Fees. It is the understanding of the parties that Permira may be involved with actual or potential acquisitions, divestitures, financing or other major transactions involving the Company and its subsidiaries in which case Permira or one or more of its designees shall be entitled to such compensation as the Company and Permira shall mutually agree (any such compensation, “Transaction Fees”), in addition to any other fees payable pursuant to this Agreement; provided, that any Transaction Fees must be approved by a majority of the members of the board of directors of the Company that are not affiliated with Permira.

5. Personnel. Permira shall provide and devote to the performance of this Agreement such employees and agents of Permira as Permira shall deem appropriate to the furnishing of the services required.

6. Liability. None of Permira, nor any of its affiliates or their respective partners, members, employees or agents (collectively, the “Permira Designees”) shall be liable to the Company or any of its subsidiaries or affiliates for any loss, liability, damage or expense (collectively, a “Loss”) arising out of or in connection with this Agreement or the performance of services contemplated hereunder (including, without limitation, the performance of services provided pursuant to Section 4 above), unless and then only to the extent that such Loss is determined to have resulted from the gross negligence or willful misconduct on the part of Permira or the Permira Designees. Permira makes no representations or warranties, express or implied, in respect of the services to be provided by Permira or the Permira Designees. Except as Permira may otherwise agree in writing on or after the date hereof, nothing herein will in any way preclude Permira, the Permira Funds or the Permira Designees or their respective partners (both general and limited), members (managing or otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its own or their account or for the account of others, including for companies that may be or are in competition with the business conducted by the Company. In no event will any of the parties hereto be liable to any other party hereto for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for the Claims (as defined in Section 7) relating to the services which may be provided by Permira hereunder.

7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless Permira and each of the Permira Designees (each such person being an “Indemnified Party”) from and against any and all Losses arising from any claim by any person with respect to, or in any way related to, this Agreement (including reasonable attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any Indemnified Party except to the extent that such Loss is determined by a court in a final order from which no appeal can be taken to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company and its subsidiaries shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and its subsidiaries or any Indemnified Party, or in which any Indemnified Party may be impleaded with others, upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance of the obligations hereunder by any Indemnified Party (including, without limitation, the performance of services pursuant to Section 4 above), except that if such damage shall be proven to be result from the gross negligence or willful misconduct by an Indemnified Party then such Indemnified Party shall reimburse the Company and its subsidiaries for the costs of defense and other costs incurred by the Company and its subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, in no event will the liability of Permira or the Permira Designees in connection with this Agreement exceed the aggregate amount of all Advisory Fees, Transaction Fees and Company Sale Fees paid to Permira hereunder.

8. Independent Contractor. The parties acknowledge and agree that Permira is and shall act as an independent contractor of the Company in the performance of its duties hereunder. Permira is not, and in the performance of its duties will not hold itself out as, an employee, agent or partner of the Company or any of its respective subsidiaries.

9. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

to the Company:

3020 Old Ranch Parkway, Suite 220

Seal Beach, CA 90740

Attention : Amy M. Paul

Tel : 562-342-7993

Fax : 562-342-7231

with a copy, which shall not constitute notice, to:

c/o Permira Advisers L.L.C.

399 Park Avenue, 36th Floor

New York, New York 10022

Attention: Richard Carey

Tel.: 212-386-7477

Fax: 212-386-7481

to Permira:

Permira Advisers L.L.C.

399 Park Avenue, 36th Floor

New York, New York 10022

Attention: Richard Carey

Tel.: 212-386-7477

Fax: 212-386-7481

with a copy, which shall not constitute notice, to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Robert Schwenkel, Esq. and Christopher Ewan, Esq.

Tel.: 212-859-8167; 212-859-8875

Fax: 212-859-4000

10. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning given such term in the Stockholders’ Agreement.

11. Assignment. Except as provided in Section 4, no party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, however, that Permira may, without the consent of the Company, assign its rights under this Agreement in whole or in part to any of its affiliates.

12. Amendments; Waiver. No amendment, supplement or modification of this Agreement nor waiver of the terms or conditions hereof shall be binding upon either party unless approved in writing by an authorized representative of such party. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

14. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

15. Entire Agreement. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.

16. Governing Law. All issues concerning this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

17. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Professional Services Agreement as of the date first written above.

THE COMPANY: BAKERCORP INTERNATIONAL, INC.

By:
Name: Title:

[Signature Page to Professional Services Agreement]

PERMIRA: PERMIRA ADVISERS L.L.C.

By:	/s/ Richard Carey
Name: Title:	Richard Carey Managing Director

[Signature Page to Professional Services Agreement]